EXHIBIT (k)

                        Legal Opinion of Robert G. Lange


                                            [Ameritas Life Insurance Corp. Logo]

April 15, 2011


Ameritas Life Insurance Corp.
5900 "O" Street
P.O. Box 81889
Lincoln, Nebraska 68501

Gentleman:

With reference to the Post-Effective Amendment No. 3 to Registration Statement No. 333-151912 on Form N-6, filed by Ameritas Life Insurance Corp. and Ameritas Life Insurance Corp. Separate Account LLVL with the Securities and Exchange Commission covering Ameritas Advisor VUL flexible premium life insurance policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. Ameritas Life Insurance Corp. is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized to issue variable life policies by the Insurance Department of the State of Nebraska.

2. Ameritas Life Insurance Corp. Separate Account LLVL is a duly authorized and existing separate account established pursuant to the provisions of
     Section 44-402.01 of the Statutes of the State of Nebraska.

3. The flexible premium variable universal life policies, when issued as contemplated by said Amendment to the Form N-6 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Life Insurance Corp.

I hereby consent to the filing of this opinion as an exhibit to said Amendment to the Form N-6 Registration Statement.


Sincerely,

/s/ Robert G. Lange

Robert G. Lange
Vice President, General Counsel & Assistant Secretary